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                                                             Exhibit 99.CODE ETH

                                    EXHIBIT 1
                                 CODE OF ETHICS

                          SARBANES-OXLEY CODE OF ETHICS

INTRODUCTION

         The Board of Trustees of H&Q Life Sciences Investors and H&Q Healthcare Investors (each, a "Fund") has established this Code of Ethics ("Code") in accordance with the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. This Code does not supersede or otherwise affect the separate code of ethics that the Fund and its investment adviser have adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended ("1940 Act").

         This Code is designed to deter wrongdoing and promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund; (iii) compliance with applicable governmental laws, rules, and regulations; (iv) the prompt internal reporting of violations of the Code to an appropriate person or persons; and (v) accountability for adherence to the Code. The Code applies to the Fund's President and Treasurer and Secretary (collectively, "Covered Officers," each of whom is set forth in Exhibit A).

A.  PRINCIPLES OF HONEST AND ETHICAL CONDUCT

         1. General Objectives

         The Fund expects all Covered Officers to adhere to the highest possible standards of honest and ethical conduct. All Covered Officers are expected to handle actual or apparent conflicts of interest between personal and professional relationships in a manner that is above reproach, and to place the interests of the Fund above their own personal interests.

         2.  Conflicts of Interest

         All Covered Officers should be scrupulous in avoiding a conflict of interest with regard to the Fund's interests. A conflict of interest occurs when an individual's private interest interferes in any way with the interests of the Fund. This includes any specific situation or transaction that the Trustees of the Fund who are not interested persons as defined in the 1940 Act, would consider to create the appearance of a conflict of interest. A conflict situation can arise when a Covered Officer takes actions or has interests that may make it difficult to perform his or her work for the Fund objectively and effectively. Conflicts of interest also arise when a Covered Officer, or a member of his or her family, receives improper benefits as a result of his or her position with the Fund, whether such benefits are received from the Fund or a third party. Any conflict of interest that arises in a specific situation or transaction must be disclosed by the Covered Officer and resolved before taking any action.

         Conflicts of interest may not always be evident, and Covered Officers should consult with the Funds' Chief Compliance Officer or the Fund's legal counsel if they are uncertain about any situation.

         Examples of possible conflicts of interest include:

    I) OUTSIDE EMPLOYMENT OR ACTIVITIES. Covered Officers may not engage in any outside employment or activity that interferes with their performance or responsibilities to the Fund or is otherwise in conflict with or prejudicial to the Fund. A Covered Officer must disclose to the Funds' Chief Compliance Officer any outside employment or activity that may constitute a conflict of interest and obtain the Funds' Chief Compliance Officer's approval before engaging in any such employment or activity.

   II) GIFTS. Covered Officers may not accept gifts or other items of more than small value, consistent with industry standards from any person or entity that does business with or on behalf of the Fund.

   III) OTHER SITUATIONS. Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations in this Code. If a proposed transaction or situation raises questions or doubts, a Covered Officer should consult with the Funds' Chief Compliance Officer before engaging in the transaction or activity.

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         3.  Corporate Opportunities

         Covered Officers may not exploit for their own personal gain, or for the personal gain or their family members or relatives, opportunities that are discovered through the use of Fund property, information, or position, unless the opportunity is first disclosed fully in writing to the Board of Trustees and the Board of Trustees declines to pursue such opportunity.

B. FULL, FAIR, ACCURATE, TIMELY, AND UNDERSTANDABLE DISCLOSURE IN FUND DISCLOSURE AND REPORTING DOCUMENTS

         As a registered investment company, it is of critical importance that the Fund's public communications, reports, and filings contain full, fair, accurate, timely, and understandable disclosure. Accordingly, Covered Officers are expected to consider it central to their roles as officers of the Fund to promote full, fair, accurate, timely, and understandable disclosure in the Fund's public communications and reports, and in the documents that the Fund files with, or submits to, the Securities and Exchange Commission (the "SEC").

         Depending on his or her position with the Fund, a Covered Officer may be called upon to provide necessary information to make the Fund's public reports, communications, and SEC filings and submissions complete, fair, and understandable. The Fund expects Covered Officers to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Fund's public disclosure requirements. Covered Officers may be asked to certify the accuracy of all responses and information provided for inclusion in the Fund's public reports, communications, and SEC filings and submissions.

C.  COMPLIANCE WITH APPLICABLE GOVERNMENTAL RULES AND REGULATIONS

         As a registered investment company, the Fund is subject to regulation by the SEC and must comply with Federal securities laws and regulations, as well as other applicable laws. The Fund insists on strict compliance with the spirit and the letter of these laws and regulations. Each Covered Officer shall cooperate with Fund counsel, the Fund's independent accountants, and the Fund's other service providers with the goal of maintaining the Fund's material compliance with applicable governmental rules and regulations.

         The Fund expects its Covered Officers to comply with all laws, rules, and regulations applicable to the Fund's operations and business. Covered Officers should seek guidance whenever they are in doubt as to the applicability of any law, rule, or regulation, or regarding any contemplated course of action. Covered Officers should also make use of the various guidelines which the Fund and its service providers have prepared on specific laws and regulations. If in doubt on a course of action, a good guideline is "always ask first, act later" -- if you are unsure of what to do in any situation, seek guidance before you act.

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         Covered Officers are encouraged to attend courses and seminars for the purpose of keeping themselves apprised of developments relating to those governmental statutes, rules, and regulations applicable to the Fund.

         Upon obtaining knowledge of any material violation of any applicable law, rule, or regulation by the Fund or a person acting with or on behalf of the Fund, a Covered Officer shall report such violation to the Funds' Compliance Officer, Fund counsel, or both. (See Section VI of the Code for a discussion of reporting Code violations.) Each Covered Officer shall cooperate or take such steps as may be necessary or appropriate to remedy any such material violation.

D.  CONFIDENTIALITY

         Covered Officers must maintain the confidentiality of information entrusted to them by the Fund, except when disclosure is authorized by Fund counsel or required by laws or regulations. Whenever possible, Covered Officers should consult with Fund counsel if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Fund or its shareholders, if disclosed. The obligation to preserve confidential information continues even after employment as a Covered Officer ends.

E. PROMPT INTERNAL REPORTING OF VIOLATIONS OF THE CODE; EVALUATION OF POSSIBLE VIOLATIONS; DETERMINATION OF SANCTIONS

          1.  Reporting to the Funds' Chief Compliance Officer

                  A Covered Officer shall promptly report knowledge of, or information concerning, any material violation of this Code to the Funds' Chief Compliance Officer. Any such report shall preferably be in writing, and shall describe in reasonable detail the conduct that such Covered Officer believes to have violated this Code. The Funds' Chief Compliance Officer shall also have the authority to draft a report of a suspected material violation of the Code, if no written report is made by a Covered Officer.

           2.  Evaluation of Reports

                  The Funds' Chief Compliance Officer shall then consult with Fund counsel to the extent necessary to determine whether the reported conduct actually violates the Code. If it is determined that there has been a violation of the Code, the Funds' Chief Compliance Officer will determine (in consultation with Fund counsel) whether the violation has had or may have, in the reasonable judgment of the Funds' Chief Compliance Officer, a material adverse impact upon the Fund.

              i NO MATERIAL ADVERSE IMPACT ON THE FUND. If the Funds' Chief Compliance Officer determines that the violation has not caused a material adverse impact upon the Fund, the Funds' Chief Compliance Officer shall determine what sanctions, if any, may be appropriate for the violation. (See G of this Code for a discussion of possible sanctions.)

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             ii   MATERIAL ADVERSE IMPACT ON THE FUND. If the Funds' Chief
                  Compliance Officer determines that the violation has caused a material adverse impact upon the Fund, the Funds' Chief Compliance Officer shall promptly notify the Board of such violation. The Board shall be entitled to consult with independent legal counsel to determine whether the violation actually has had a material adverse impact upon the Fund; to formulate sanctions, if any, appropriate for the violation; or for any other purpose that the Board, in its business judgment, determines to be necessary or advisable. (See G of this Code for a discussion of possible sanctions.)

           3. Periodic Reports by the Funds' Chief Compliance Officer to Board of Trustees.

                  The Funds' Chief Compliance Officer shall report to the Board at each regularly scheduled Board meeting all violations of this Code (whether or not they caused a material adverse impact upon the Fund) and all sanctions imposed.

F.  WAIVERS OF PROVISIONS OF THE CODE

                  1.  Waivers.

                           A Covered Officer may request a waiver of a provision
                  of this Code if there is a reasonable likelihood that a contemplated action would be a material departure from a provision of the Code. Waivers will not be granted except under extraordinary or special circumstances.

                  The process of requesting a waiver shall consist of the following steps:

                      i. The Covered Officer shall set forth a request for waiver in writing and submit such request to the Funds' Chief Compliance Officer. The request shall describe the conduct, activity, or transaction for which the Covered Officer seeks a waiver, and shall briefly explain the reason for engaging in the conduct, activity, or transaction.

                     ii. The determination with respect to the waiver shall be made in a timely fashion by the Funds' Chief Compliance Officer, in consultation with Fund counsel, and submitted to the Board for ratification.

                     iii. The decision with respect to the waiver request shall be documented and kept in the Fund's records for the appropriate period mandated by applicable law or regulation.

                  2.  Disclosure of Waivers.

                           To the extent required by applicable law, waivers
                  (including "implicit waivers") shall be publicly disclosed on a timely basis. An "implicit waiver" is defined as the Fund's failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an "executive officer" of the Fund. For this purpose, an "executive officer" is a Fund's President or

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                  Chief Executive Officer, Vice President (who is in charge
                  of a principal policymaking function), or any other person who performs similar policymaking functions for the Fund. For the purpose of determining whether an "implicit waiver" has occurred, if a material departure from a provision of the Code is known only by the Covered Officer who has caused the material departure, the material departure will not be considered to have been made known to an executive officer of the Fund.

G.  ACCOUNTABILITY FOR ADHERENCE TO THE CODE

         The matters covered in this Code are of the utmost importance to the Fund and its shareholders, and are essential to the Fund's ability to conduct its business in accordance with its stated values. Covered Officers are expected to adhere to these rules in carrying out their duties for the Fund.

         The Fund will, if appropriate, take action against any Covered Officer whose actions are found to violate this Code. Sanctions for violations of the Code may include, among other things, a requirement that the violator undergo training related to the violation, a letter of sanction, the imposition of a monetary penalty, and/or suspension or termination of the employment of the violator. Where the Fund has suffered a loss because of violations of this Code or applicable laws, regulations, or rules, it may pursue its remedies against the individuals or entities responsible.

H.  RECORDKEEPING

         1.  General.

              The Fund requires accurate recording and reporting of information in order to make responsible business decisions. All of the Fund's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Fund's transactions and must conform both to applicable legal requirements and to the Fund's system of internal controls.

         2.  Code of Ethics Records.

              A copy of this Code, any amendments hereto, and any reports or other records created in relation to waivers of or amendments to provisions of this Code shall be kept as records of the Fund for six years from the end of the fiscal year in which such document was created. Such records shall be furnished to the SEC or its staff upon request.

I. AMENDMENTS TO THE CODE

         The Covered Officers and the Funds' Chief Compliance Officer are encouraged to recommend improvements to this Code to the Board, and the Board may amend the Code in its discretion. In connection with any amendment to the Code, the Funds' Chief Compliance Officer shall prepare a brief description of the amendment, in order that this description may be disclosed in accordance with applicable law and regulations.

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                          EXHIBIT A: COVERED OFFICERS



Daniel R. Omstead, President

Kimberley Carroll, Treasurer